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                                                                    EXHIBIT 10.9
                       [ ITC Holding Company Letterhead ]





                                October 29, 1997


Mr. Warren Bare
Software Technology Corporation
1430 Boundary Boulevard
Sewanee, GA 30174


Dear Warren:
                  Reference:  Employment Letter - Headhunters L.L.C.


         As you know, ITC Holding Company, Inc. ("ITC"), is planning to make a substantial investment in a new limited liability corporation that is being formed to succeed to the assets and business of HeadHunter.net, Inc. ("Headhunters"). Following the investment, ITC will be the majority stockholder of Headhunters. In connection with these transactions, ITC hereby acknowledges and agrees that Headhunters will employ you as President and Chief Executive Officer. We also expect that upon completion of the transactions you will serves on the Headhunters Board of Members. We are excited about the opportunities in our industry and in Headhunters. We are confident hat you will make major contributions to Headhunters' growth and will continue to lead the company to future success.

         Outlined below is a summary of a proposed compensation package for you from Headhunters, which we have already agreed upon:

COMPENSATION

ANNUAL BASE SALARY: $75,600 per year paid bi-weekly


ANNUAL PERFORMANCE
INCENTIVE:                 An annual performance incentive of 30% of base pay
                           will be paid at 100% of annual objective, as
                           determined by Headhunters' Board of Members.
                           Headhunters will guarantee that for 1998 your cash
                           compensation will not be lower than target,
                           regardless of Headhunters' results. If Headhunters
                           overachieves it Board-approved plan for 1998,
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                           your compensation shall be adjusted upward along with
                           and calculated by using the "3 up 3 down multiplier" as described in our letter of intent dated September
                           12, 1997.

ANNUAL LONG TERM INCENTIVE
COMPENSATION:              To the extent Headhunters corporate offices receive
                           annual Long-term Incentive Compensation, you will participate on a going forward basis. Structuring compensation, including Long-term awards and incentives recommendations will become your responsibility as CEO.

ITC STOCK OPTION:          As soon as practicable after closing, ITC will grant
                           you a non-qualified option to purchase 5,000 shares of stock in ITC Holding Company at the then-current fair market value on the date of the grant. This option will vest pro-rata upon permanent repayment of amounts borrowed by Headhunters from ITC.

BENEFITS:                  We would anticipate that benefits for you would be
                           the same as provided for any other employees.

         Warren, we are looking forward to working with you as we continue to grow Headhunters into the nation's premier Internet employment site.

                                    Sincerely,

                                      /s/ William H. Scott
                                    -----------------------------------
                                    William H. Scott, III



cc:      Cam B. Lanier, III
         Kimberly E. Thompson


         The foregoing reflects my understanding of the initial employment relationship between myself and Headhunters, L.L.C.

   /s/ Warren Bare
------------------------
Warren Bare




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